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                                                                    EXHIBIT 10.1

                                                                         BROBECK
                                                                ATTORNEYS AT LAW

JULY 20, 2001                                    BROBECK, PHLEGER & HARRISON LLP
                                                  ONE MARKET, SPEAR STREET TOWER
VIA FACSIMILE AND U.S. MAIL                      SAN FRANCISCO, CALIFORNIA 94105
                                                             DIRECT 415.442-1173
                                                               FAX 415.442.1.010
                                                             SSNYDER@BROBECK.COM

Tickets.com
555 Anton Blvd., 12th Floor
Costa Mesa, CA 92626
Attn:   W. Thomas Gimple
        Co-Chairman and Chief Executive Officer

Re:     Contingency Fee Arrangement

Ladies and Gentlemen:

This letter agreement ("Agreement") revises, consistent with our recent discussions, Jim Burns' letter of May 21, 2001 and sets forth our mutual understanding regarding the continuation of the representation of Tickets.com, Inc., a Delaware corporation (together with its predecessors and subsidiaries, "Tickets"), by Brobeck, Phleger & Harrison LLP ("Brobeck") in connection with the case captioned Ticketmaster Corporation and Ticketmaster OnLine-City Search, Inc. v. Tickets.com, Inc., Case No. 99-076754 HLH, now pending in the United States District Court for the Central District of California (the "Litigation").

You have communicated to us Tickets' inability to pay our fees on the basis we have used to date in respect of the Litigation. As we have discussed, Brobeck would now be permitted, under the applicable Rules of Professional Conduct, to withdraw from our representation of Tickets in the Litigation if we did not continue to receive payment on our agreed upon terms. At some point in the future, however, the Rules of Professional Conduct applicable to Brobeck could, in the circumstances then prevailing, prevent Brobeck from withdrawing from representation of Tickets in the Litigation, even if Tickets were unable to compensate Brobeck for our services in connection with the Litigation.

Tickets has requested that we consider continuing to represent Tickets in the Litigation on a contingency fee basis. As we discussed, contingency fee arrangements shift the risk of success in the Litigation, at least in part, from the client to the lawyer. We have discussed the terms of this Agreement and the compensation Brobeck may be entitled to receive for that risk shifting. You have informed us that the board of directors of Tickets has approved the economic terms of the Agreement. By letter dated May 3, 2001, Brobeck separately advised Tickets to consult with independent legal counsel before entering into the arrangements contemplated by this Agreement. Tickets has confirmed that it has sought and obtained the advice of independent counsel with respect to this agreement.



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Tickets.com, Inc.
July 20, 2001
Page 2


As we have discussed, Brobeck would not normally be willing to undertake the arrangements contemplated by this Agreement. You have informed us that Tickets has been pleased with Brobeck's representation of Tickets in the Litigation, including, among other things, the dismissal of some of the plaintiffs' claims, the denial of their motion for preliminary injunction and prosecution of a counterclaim for antitrust violations, unfair competition and business torts. The trial date in the Litigation is currently set for January 2003. Brobeck is concerned, as you know, about Tickets' solvency and ability to compensate Brobeck for its services through the trial date. Tickets has similarly advised Brobeck that Tickets' board of directors intends to direct Tickets' limited available capital resources toward its business, and that Tickets will not have the ability to fund the prosecution of the Litigation, even though Tickets' board of directors believes that a significant impediment to the growth of Tickets' business would be lifted if Tickets were successful in the Litigation.

Given all of this, Tickets and Brobeck agree as follows:

1. Control of Litigation. Tickets, as client, will retain ultimate authority to decide all issues that materially affect its cause. Tickets hereby instructs Brobeck to use its judgment and discretion as to the nature, scope, and type of legal services it shall provide in connection with the Litigation. Brobeck will regularly consult with Tickets concerning the legal services it provides and will use the sound professional judgment exercised by firms of similar resources experienced in complex civil litigation.

2. Staffing. Tickets hereby instructs Brobeck, to use its discretion and judgment as to how to staff the Litigation by calling upon Brobeck personnel to assist in representing Tickets when the circumstances of the Litigation require.

3. Written Updates Regarding Litigation. On a quarterly basis, Brobeck shall provide a written summary to Tickets outlining the legal services Brobeck anticipates will be provided for the next quarter. Such summary shall include an estimate of the costs to be incurred and the time to be expended in connection with the Litigation.

4. Tickets Participating in Litigation. Tickets will actively participate and cooperate fully in connection with the Litigation. Tickets' assistance and cooperation shall include, but not be limited to, the following: (a) provision of all information and documents in response to requests made by Brobeck; (b) making available any current Tickets employee as may be requested by Brobeck; (c) consultation with Brobeck in connection with any employment action that might impact a Tickets employee's ability or willingness to provide testimony or assistance in the Litigation; (d) use of Tickets' best efforts to secure the cooperation of any employee who is to be terminated and whose cooperation is required in connection with the Litigation by use of appropriate consulting agreements; (e) full disclosure of all relevant information, whether documentary, testimonial or otherwise, relating to the Litigation; (f) use of Tickets' best efforts to assist Brobeck in locating and securing the testimony, documents or assistance of third party witnesses; and (g) such other and further assistance as may be requested by Brobeck.



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Tickets.com, Inc.
July 20, 2001
Page 3


5. Periodic Billing Statements. In accordance with its normal policies and procedures, Brobeck will issue to Tickets billing statements for the legal services it renders in connection with the Litigation on a monthly basis. The billing statements will identify the charges for the legal services based upon guideline hourly rates established for each of Brobeck's attorneys and other professionals and the time they spend on the Litigation. Tickets will be under no obligation to pay the billing statements for legal services until there is a full or partial resolution of the Litigation, whether obtained by judgment, settlement or otherwise (each, a "Resolution"). As it does with its clients in the ordinary course, Brobeck will notify Tickets if, as and when Brobeck's guideline fees change for services rendered by timekeepers working on this matter.

6. Contingent Fee. Tickets shall pay to Brobeck, and Brobeck will be entitled to receive as attorneys' fees for the "contingent work" (defined below) legal services Brobeck renders in connection with the Litigation, a fee which is contingent upon the outcome achieved at any Resolution ("Contract Contingent Fee"). The amount of the Contract Contingent Fee shall be the greater of (i) fifty percent (50%) of the "Case Recovery" or (ii) the amount of any court-awarded attorneys' fees included in the "Case Recovery." The "Case Recovery" means the value of the aggregate consideration that Tickets becomes entitled to in connection with any Resolution, less the amount of (a) the difference between (i) the attorneys' fees paid to Brobeck for work prior to the onset of this Agreement and (ii) the amount of those fees for which Tickets is seeking reimbursement from its insurers, and (b) the difference between (i) costs, expenses and disbursements invoiced by Brobeck, experts, and others and paid by Tickets with respect to goods and services purchased or rendered in connection with the Litigation and
        (ii) the amount of such costs, expenses and disbursements for which Tickets claims it is entitled to be reimbursed from its insurers. The Contract Contingent Fee is not set by law and has been negotiated by and between Brobeck and Tickets in connection with this Agreement.

        If all or part of the Case Recovery is (a) in any form other than cash or (b) involves a business contract, joint venture, partnership or other arrangement of any type or kind in which Tickets is to participate (collectively, the "Non-Cash Elements"), the Case Recovery shall be calculated based upon the value of the cash and Non-Cash Elements. In connection with any Non-Cash Element, Tickets and Brobeck shall meet and confer in good faith to establish the value of the Non-Cash Element. If Tickets and Brobeck cannot reach agreement on the value of a Non-Cash Element within thirty days of the date of the Resolution, the matter shall be submitted to the "Arbitrator" for determination pursuant to the provisions of this Agreement. The "Arbitrator" shall be (a) Eugene F. Lynch of JAMS/Endispute, or (b) if Mr. Lynch is unavailable, another panelist from the San Francisco office of JAMS/Endispute as to whom Tickets and Brobeck mutually agree within forty (40) days of the Final Resolution, or, if no panelist is selected pursuant to (a) or (b), then
        (c) another panelist from the San Francisco of JAMS/Endispute who shall be selected pursuant to Rule 12 of the JAMS/Endispute Streamlined Rules For Arbitration.



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Tickets.com, Inc.
July 20, 2001
Page 4


        The procedure for determining the Arbitrator set forth in this paragraph 6 shall also apply to the selection of the Arbitrator for any other purpose contemplated by this Agreement. Tickets shall pay the Contract Contingent Fee in full to Brobeck upon receipt of any cash in connection with the Case Recovery, unless the cash consideration is paid to Tickets in installments and the first payment is insufficient to pay the full L Contingent Fee due Brobeck. If the first cash payment is insufficient to pay the full Contingent Fee to Brobeck, Tickets shall pay Brobeck 75% of the amount of each installment out of the same upon receipt of each such installment until the Contingent Fee is paid in full. The amount remaining unpaid after payment of the first installment shall bear interest from the date of Resolution at the Citibank prime rate, as may be in effect from time to time, plus one percent; this debt shall further be evidenced by a promissory note secured by a security interest in the Litigation (the "Note"). The Note may be paid down, in whole or in part, prior to the maturity date without penalty. Tickets hereby grants Brobeck a contractual and equitable first lien and security interest on the Case Recovery to secure its entitlement to the Contract Contingent Fee, and Tickets shall execute and deliver to Brobeck such UCC financing statements and such other documents as Brobeck may reasonably request to perfect such lien and security interest.

        Tickets shall pay the Contract Contingent Fee to Brobeck with respect to the value of any Non-Cash Elements as follows: (a) fifty percent of the value within one-hundred twenty days of the execution of any settlement agreement in connection with the Litigation; and (b) the balance in equal monthly installments spread over a period of three years commencing on the date of Resolution. This latter amount shall bear interest from the date of Resolution at the Citibank prime rate, as may be in effect from time to time, plus one percent; this debt shall further be evidenced by a promissory note secured by secured by a security interest in the Litigation (the "Note"). The Note may be paid down, in whole or in part, prior to the maturity date without penalty. Tickets hereby grants Brobeck a contractual and equitable first lien and security interest on the Case Recovery to secure its entitlement to the Contract Contingent Fee, and Tickets shall execute and deliver to Brobeck such UCC financing statements and such other documents as Brobeck may reasonably request to perfect such lien and security interest.

7. Costs. Tickets shall pay all costs, disbursements and out-of pocket expenses associated with the Litigation, including but not limited to travel expenses, deposition costs, transcripts costs, expert witness fees, photocopying costs, facsimile costs, and telephone costs without regard to the outcome of the Litigation. Unless other arrangements are made between the parties, "costs" shall also include the attorneys' fees and costs necessary for co-counsel McCutchen, Doyle Brown & Enersen LLP to perform their role in the Litigation, including without limitation their role with respect to SFX Entertainment, Inc. The costs shall be billed to Tickets by Brobeck or the vendor providing such services on a monthly basis and shall be payable within thirty days of the invoice date. On or before the 210th day before the date schedule for the commencement of trial in the Litigation ("Trial Date"), Brobeck shall provide a written estimate of those



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Tickets.com, Inc.
July 20, 2001
Page 5


        costs, expenses and disbursements necessary for the conduct of the trial of the Litigation ("Trial Costs"). On or before the 180th day before the Trial Date, Tickets shall deposit with Brobeck the full amount of the Trial Costs. On or before the 120th day before the Trial Date, Brobeck shall issue a revised estimate of the Trial Costs. Within ninety days of the Trial Date, Tickets shall pay any additional amount for Trial Costs as set forth in the revised estimate.

        If Tickets fails to make any required deposit of Trial Costs (to a maximum of $2.5 million plus costs related to estimated fees and costs of McCutchen, Doyle, Brown & Enerson) set forth in the preceding paragraph, Brobeck, in its sole and unfettered discretion, may withdraw as counsel in the Litigation. Within fourteen days of Tickets' receipt of Brobeck's election to withdraw, Tickets shall substitute other lawyers as Tickets' counsel in the Litigation. If Tickets fails to make any of the required deposits of Trial Costs set forth above and further fails to substitute new counsel as set forth above, Tickets consents, agrees and covenants that Brobeck may withdraw as counsel of record for Tickets and will not oppose, in any fashion or form, any motion made by Brobeck in the Litigation to withdraw as counsel of record for Tickets.

8. Compensation in the Event of Withdrawal. If Tickets fails to make any required deposit of Trial Costs, and Brobeck elects to withdraw as counsel in the Litigation, Tickets shall pay, and Brobeck, in its sole and unfettered discretion, shall be entitled to receive, as compensation for the legal services provided in the Litigation, either (a) the amount of Contract Contingent Fee or (b) the aggregate timekeepers' fees incurred by Brobeck in connection with the Litigation from June 1, 2001 plus the aggregate timekeepers' fees for any work on Brobeck's June 2001 invoice for work in May 2001 (hereby defined as "contingent work," as opposed to hourly paid work) to the date that Brobeck withdraws or terminates as counsel in the Litigation, calculated at 250% of Brobeck's guideline hourly rates in effect from time to time (the "Enhanced Hourly Fee"). Brobeck shall notify Tickets of its election pursuant to this paragraph 8 within seven days of the date of Brobeck's notice to Tickets of its withdrawal.

9. Brobeck's Entitlement to Attorneys' Fees Payments. While any amounts for any attorneys' fees awarded by the Trial Court or the appellate courts for work Brobeck performs is to be included (for purposes of calculating any percentage contingency fee) in the "Case Recovery," notwithstanding any other provision herein, if attorneys' fees are awarded for work performed by Brobeck, Brobeck's recovery under the Contingency Fee provisions herein shall not be less than the amount of attorneys' fees awarded for its work.

10. Settlement Authority. Brobeck shall not settle the Litigation except with the consent of Tickets, and Tickets agrees that its consent will not unreasonably be withheld. If Brobeck or Tickets desires to settle the Litigation after receipt of a settlement proposal, and the other party objects to such settlement proposal, the objecting party shall present



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Tickets.com, Inc.
July 20, 2001
Page 6


        its objections to the settlement proposal to the other party in writing within two days of reaching an impasse. Brobeck and Tickets shall meet and confer in good faith in an effort to resolve their differences regarding the settlement proposal. If Tickets and Brobeck are unable to resolve their differences within five (5) additional days, then whether Tickets shall accept the settlement proposal shall be referred to the Arbitrator within the next ten (10) days for determination. Tickets and Brobeck shall present their respective positions with respect to the settlement proposal in such form and at such time as determined by the Arbitrator. If the Arbitrator determines that the settlement proposal should be accepted in light of all circumstances known to him, then Tickets and Brobeck shall accept the settlement proposal. If the Arbitrator determines that the settlement proposal should not be accepted in light of all the circumstances known to him, then Tickets shall not accept the settlement proposal.

        If Tickets takes some action with respect to the acceptance or rejection of a settlement proposal which impairs the operation of the terms of this paragraph 10 with respect to cooperation in developing and responding to settlement options or opportunities and to which Brobeck objects, Brobeck, in its sole and unfettered discretion, may withdraw as counsel in the Litigation. Within fourteen days of Tickets' receipt of Brobeck's election to withdraw, Tickets shall substitute other lawyers as Tickets' counsel in the Litigation. If Tickets takes some action with respect to the acceptance or rejection of a settlement proposal to which Brobeck objects and Tickets further fails to substitute new counsel as set forth in this paragraph 10, Tickets agrees and covenants that it will not oppose, in any fashion or form, any motion made by Brobeck in the Litigation to withdraw as counsel of record for Tickets.

        In the event that Brobeck withdraws as counsel under this paragraph 10, Brobeck shall be entitled to elect between the Enhanced Fee, calculated as set forth in paragraph 8 above, or the Contract Contingent Fee and shall give notice of its election within writing within thirty (30) days of its withdrawal.

11. No Effect on Other Engagements or Related Matters. This Agreement concerns only the Litigation, and shall have no force or effect with respect to (1) other engagements, past, present or future, that Brobeck performed, is performing or will perform for Tickets; and (2) any related matters that arise out of the representation in the Litigation that are not part of the Litigation.

12. Insurance Reimbursement of Defense Costs. Any other provisions of this Agreement notwithstanding, any and all insurance reimbursement obtained with respect to attorneys' fees and costs for work and expenses in the Litigation shall become the property of Tickets; and shall not be included in the "Case Recovery" as defined herein.



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Tickets.com, Inc.
July 20, 2001
Page 7


13. No Appeal. The terms of this Agreement shall apply only to the trial of the Litigation. In the event of an appeal of any judgment rendered by the trial court, Tickets and Brobeck shall meet and confer in good faith to enter into a mutually acceptable fee arrangement concerning the provision of legal services related to the appeal of the Litigation.

14. Right to Discharge Brobeck and Brobeck's Right to Withdraw. Tickets shall have the unfettered right during the course of the Litigation to terminate the Brobeck representation. If Brobeck is discharged by Tickets, Brobeck shall elect in writing, before or within thirty days of its receipt of written notice from Tickets of terminating the representation, whether it selects Enhanced Fee or Contract Contingent Fee recovery as its fee. Similarly, and any other provisions of this Agreement notwithstanding, Brobeck shall have the unfettered right during the course of the Litigation to withdraw without cause in accordance with this Paragraph 14.

        If Brobeck elects to withdraw under this Paragraph 14, as opposed to being discharged by Tickets or to withdrawing in accordance with other rights of withdrawal set forth in other provisions herein, the determination of Brobeck's fee shall be as follows: Brobeck shall give written notice of its intention to withdraw and also shall inform Tickets in writing of Brobeck's total expenses and fees (calculated at 100% of guideline rates in effect at the time the services were rendered and otherwise in accordance with the provision of paragraph 8). Thereafter, Tickets and Brobeck shall confer respecting Brobeck's decision to withdraw over a period of at least 72 hours. If the parties are unable to reach agreement within five (5) days after Brobeck's notice, Tickets shall deposit in escrow 150% of the guideline fee amount and 100% of the expenses of which Brobeck has informed Tickets. The parties will submit the question of the amount due Brobeck as and for its fees to an expedited arbitration using the same timetable as set forth in paragraph 16 below, and the arbitrator's award for Brobeck's contingency work, which award will be binding and final, shall be for not less than 50% of Brobeck's guideline rates or more than the greater of 250% of Brobeck's guideline rates or the Contract Contingency Fee. In arriving at an award the arbitrator shall take into account: (1) whether the Brobeck decision to withdraw was reasonable in light of the circumstances of the litigation (including the risks and rewards of any particular course of conduct) and the obligations (including their interests and expectations under this Agreement) of the parties at the time the decision to withdraw was made; (2) what amount fairly compensates Brobeck in light of the amount and quality of its efforts and in light of its interests and expectations under this Agreement; and
        (3) the conduct of each party in cooperating with the other in achieving the objectives of this Agreement efficiently and economically.

15. Arbitration of Disputes. Any dispute arising under, regarding or related to this Agreement shall be decided by the Arbitrator in accordance with the provisions of California Business & Professions Code Sections 6200-6206.



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Tickets.com, Inc.
July 20, 2001
Page 8


16. Change of Control. If (a) more than fifty percent of the voting power of the outstanding equity securities of Tickets becomes beneficially owned by a person or a group (within the meaning of the Securities Exchange Act of 1934, as amended), (b) a majority of the board of directors of Tickets on the date of this Agreement is replaced (other than with nominees recommended by the board of directors of Tickets on the date of this Agreement, or such persons' nominees) or (c) a tender offer or an exchange offer is commenced that would result in a person or a group beneficially owning more than fifty percent of the voting power of the outstanding equity securities of Tickets (a "Change of Control"), Brobeck, in its sole and unfettered discretion, shall have the right to withdraw as counsel in the Litigation. Brobeck shall notify Tickets of its election pursuant to this paragraph 14 within seven days of the date of Brobeck receiving notice of the occurrence of a Change of Control.

        If Tickets proposes to enter into any agreement with respect to a Change of Control, Tickets shall include in such agreement a provision for the purchaser's and its parent company's (if any) assumption of Tickets' obligations under this Agreement.

                Within fourteen days of Tickets' receipt of Brobeck's election to withdraw, Tickets shall substitute other lawyers as Tickets' counsel in the Litigation. If there is a change of Change of Control and Tickets further fails to substitute new counsel as set forth in this paragraph 14, Tickets hereby consents to Brobeck's withdrawal as counsel of record for Tickets and agrees and covenants that it will not oppose, in any fashion or form, any motion made by Brobeck in the Litigation to withdraw as counsel of record for Tickets.

        If there is a Change of Control and Brobeck elects to withdraw as counsel in the Litigation, Tickets shall pay, and Brobeck shall be entitled to receive as compensation for the legal services provided in the Litigation, either (a) the amount of Contract Contingent Fee or (b) the Enhanced Hourly Fee. Brobeck shall make its election in writing within thirty (30) days of its withdrawal.

        The foregoing provisions notwithstanding, if Tickets provides Brobeck with written notice of the change of control no less than 45 days' in advance of the change (which, for these purposes, shall occur when the parties negotiating the change of control reach agreement on the terms thereof) in control, Brobeck agrees it will not unreasonably withhold its consent to waive the provisions of this Paragraph 16. If, within 15 days after timely notice, Brobeck does not grant an unconditional waiver, Tickets may take the issue of whether Brobeck should have waived--or whether conditions Brobeck attached to any waiver were reasonable--to immediate arbitration before Judge Lynch (who will consider whether the change in control impacts Brobeck's expectations under this Agreement or its ability to prosecute the Litigation). Any award favoring Tickets must be rendered before the change of control and must include adequate assurances and measures protecting Brobeck's interests and expectations under this Agreement and in the Litigation.



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Tickets.com, Inc.
July 20, 2001
Page 9


17. No Prior Assignments. Tickets represents and warrants that it has not heretofore assigned or transferred or purported to assign or transfer, to any other person, entity, firm or corporation whatsoever, any claim, debt, liability, demand, obligation, expense, action or causes of action in the Litigation.

18. Binding on Successors. This Agreement and its terms shall inure to the benefit of and be binding upon each of the Parties hereto and each and all of their respective successors, assignees, buyers, grantees, vendees or transferees, and their past or present, direct or indirect, affiliates, partners, joint venturers, subsidiaries, parents, representatives, receivers, trustees, officers, directors, employees, agents, and shareholders and each of them, as though they were parties hereto, wherever located.

19. Entire Agreement: No Modifications, Governing Law. This writing constitutes the entire agreement among the parties concerning the subject matter hereof. No modification of this Agreement shall be valid unless executed in writing by both Tickets and by Brobeck's Managing Partner. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

20. Severability. If any terms or provisions of this Agreement or the application of any of the terms or provisions of this Agreement to a particular situation is held by a court of competent jurisdiction or Arbitrator to be invalid, void or unenforceable, the remainder of this Agreement or the application of this Agreement to other situations shall remain in full force and effect unless amended or modified by mutual consent of the parties; provided that, if the invalidation, voiding or unenforceability would deprive any party of material benefits derived from this Agreement, or make performance under this Agreement unreasonably difficult, then the parties shall meet and confer and shall make good faith efforts to amend or modify this Agreement in a manner that is mutually acceptable to the parties. Notwithstanding the foregoing, if any material provision of this Agreement, or the application of such provision to a particular situation, is held to be invalid, void or unenforceable, the party disadvantaged by the invalidation or voiding of this Agreement may terminate this Agreement by providing written notice of such termination to the other party.

21. Notices. All notices required under this Agreement or rendered in connection with this Agreement shall be sent in writing by fax and U.S. Mail, addressed as follows:

        Tickets.com
        555 Anton Blvd., 12th Floor
        Costa Mesa, CA 92626
        Attn: W. Thomas Gimple
              Co-Chairman and Chief Executive Officer
        Fax: (714) 327-5570



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Tickets.com, Inc.
July 20, 2001
Page 10


         Brobeck, Phleger & Harrison LLP
         One Market, Spear Tower
         San Francisco, CA 94105
         Attn: James E. Bums, Jr.
               Managing Partner
         Fax: (415) 442-1010

22. Miscellaneous. Tickets has had a full and unhindered opportunity to consult with such attorneys, accountants, financial advisors and such other consultants, as it may have desired prior to executing this Agreement. Each of Brobeck, Tickets and Tickets' counsel have reviewed this Agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the construction or interpretation of this Agreement. No third party beneficiary to this Agreement exists and that nothing contained herein shall be construed as giving any other person or entity third party beneficiary status.


23. Further Measures. Tickets and Brobeck each agree to take such further steps, including execution of such further agreements, as necessary to implement this agreement and effectuate its purposes.

Please sign and return one copy of this Agreement to me indicating Tickets' binding agreement.


Very truly yours,


BROBECK, PHLEGER & HARRISON LLP



By: /s/ Stephen M. Snyder
   ------------------------------------
   Stephen M. Snyder
   Partner


ACCEPTED AND AGREED TO:

TICKETS.COM INC.


By: /s/ Tom Gimple
   ------------------------------------
Name:
Title:


cc:     Dan Afrasiabi
bcc:    James E. Burns, Jr.
        Brock Gowdy, Esq.
        Dean Kristy, Esq.
        James Penrod, Esq.